EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-36282 and No. 333-134275 on Form S-8 of Rome Bancorp, Inc. of our report dated March 10, 2010 appearing in this Annual Report on Form 10-K of Rome Bancorp, Inc. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio
March 10, 2010